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                               UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number  000-26789
                                                                     -----------

                            Broadbase Software, Inc.
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             (Exact name of registrant as specified in its charter)

     181 Constitution Drive, Menlo Park, California  94025, (650) 614-8300
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, par value $0.001
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            (Title of each class of securities covered by this Form)

                                      N/A
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [X]       Rule 12h-3(b)(1)(i)    [X]
          Rule 12g-4(a)(1)(ii)   [_]       Rule 12h-3(b)(1)(ii)   [_]
          Rule 12g-4(a)(2)(i)    [_]       Rule 12h-3(b)(2)(i)    [_]
          Rule 12g-4(a)(2)(ii)   [_]       Rule 12h-3(b)(2)(ii)   [_]
                                           Rule 15d-6             [_]

     Approximate number of holders of record as of the certificate or notice date: One
      ----------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Broadbase Software, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   June 29, 2001                         By:     /s/ Chuck Bay
      ---------------------                        ----------------------------
                                                      Chuck Bay, President and
                                                      Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall by typed or printed under the signature.